[LOGO]                                                              EXHIBIT 99.1

                                  PRESS RELEASE

          SpectraScience appoints Stanley Pappelbaum, M.D. as Director

                              FOR IMMEDIATE RELEASE

July 14, 2006

San Diego, CA

SpectraScience, Inc. (SCIE.OB) announced today that it has elected Stanley Pappelbaum, M.D. to its Board of Directors.

Dr. Pappelbaum is the managing partner of Pappelbaum, Turner & Associates since 2000, a national healthcare consultancy company, based in Del Mar, California. The firm advises hospital, medical group, health insurance, and governmental healthcare clients throughout the United States.

Dr. Pappelbaum joined Scripps hospital in 1996 as Chief Transformational Officer in charge of creating and implementing Scripps' strategic vision of the future. In 1997, he was promoted to Executive Vice President and Chief Operating Officer. In 1999, he was promoted to President and Chief Executive Officer. The hospital has annual revenues of $1 billion and employs 10,000 San Diegans.

From 1985 to 1995, he was the managing partner of Professional Health Consulting Group in Del Mar, California, a national company of physician executives who analyzed and managed change for complex not-for-profit healthcare systems clients throughout the United States.

From 1969 to 1984, Dr. Pappelbaum taught and practiced Pediatric Cardiology at the University of California, San Diego and at San Diego Children's Hospital where he was Chief of Pediatric Cardiology from 1972-1978.

Dr. Pappelbaum completed his undergraduate work at McGill University, Montreal and received his medical degree from the University of British Columbia Faculty of Medicine, in Vancouver. He completed his residency in pediatric medicine at Montreal Children's Hospital of McGill University and did graduate studies in cardiovascular physiology and a fellowship in pediatric cardiology at the University of California, Los Angeles. He also was awarded an Alfred P. Sloan Fellowship at the Massachusetts Institute of Technology where he earned a Master's degree in management (health option) from MIT.

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SpectraScience manufacturers the WavSTAT Optical Biopsy System which is used by physicians to diagnose tissue and determine if it is normal, pre-cancerous, or cancerous within one second. The WavSTAT System is currently approved by the FDA for use in detecting cancer in the colon. A new application for detecting pre-cancers in the throat, sometimes called Barrett's esophagus, is being tested in a clinical trial.

Cancer of the esophagus is more than 90% fatal and may develop as a result of chronic heartburn or GERD. Esophageal cancer is growing five times faster than all other cancers.

This news release contains forward looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve risks and uncertainties that may cause SpectraScience's actual results to differ materially from the results discussed in the forward-looking statements. Readers are urged to carefully review and consider the various disclosures made by SpectraScience in this news release, the Form 10-KSB and in SpectraScience's other reports filed with the Securities and Exchange Commission ("SEC") that attempt to advise interested parties of the risks and factors that may affect SpectraScience's business. These forward-looking statements are qualified in their entirety by the cautions and risk factors filed by SpectraScience in its annual report on Form 10-KSB and other documents.

       For further information contact Jim Hitchin at (858) 847-0200. www.spectrascience.com